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                                                                   Exhibit 99.1

Contacts:  For Media: Kevin Foley
                      (212) 578-4132

           For Investors: Eric Steigerwalt
                          (212) 578-8670

         METLIFE ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2000 RESULTS

NEW YORK, February 13, 2001 - MetLife, Inc. (NYSE: MET) today reported a 9% increase in after-tax operating earnings to $404 million for the three months ended December 31, 2000 from $370 million for the same period in 1999. Diluted operating earnings per share for the fourth quarter of 2000 were $0.51, compared with $0.47, on a pro-forma basis, for the same period last year.

After-tax operating earnings for the year 2000 increased 18% to $1.54 billion versus 1999's adjusted after-tax operating earnings of $1.31 billion. Adjusted after-tax operating earnings for the prior year exclude a one-time charge of $317 million (net of income taxes) associated with a previously disclosed litigation settlement. The diluted operating earnings per share for the year 2000 were $1.96, on a pro-forma basis, compared with $1.66, on a pro-forma basis, for 1999.

Operating return on equity increased to 10.5% for the year, up from 9.5% for 1999.

"Our end of year results clearly demonstrate that the plan to which we committed at our IPO is very much on track. We are proud to report that we have kept our promises of steady growth and expense reduction to our shareholders," said Robert H. Benmosche, chairman and chief executive officer. "Our expectation for the coming year is that we will continue to deliver positive results consistent with our commitment, and continue to build shareholder value."

Net income for the fourth quarter of 2000 was $591 million, or $0.74 per share, on a diluted basis, compared with $266 million, or $0.34 per share, on a pro-forma basis, for the fourth quarter of 1999. For the 2000 quarter, net income includes net realized investment gains of $12 million, net of income taxes, and a surplus tax credit of $175 million. Net income for the 1999 quarter includes net realized investment gains of $76 million (net of income taxes), demutualization expenses of $148 million (net of income taxes) and surplus taxes of $32 million.

Net income for the year ended 2000 was $953 million, or $1.21 per share, on a pro-forma diluted basis. Net income includes a one-time payout to transferred Canadian policyholders of $327 million associated with Metropolitan Life Insurance Company's demutualization, net realized investment losses of $236 million (net of income taxes), demutualization expenses of $170 million (net of income taxes) and a surplus tax credit of $145 million. For the year ended 1999, net income was $617 million, or $0.78 per share, on a pro-forma basis. Net income for 1999 includes the $317 million litigation charge, net realized investment losses of $23 million (net of income taxes), demutualization expenses of $225 million (net of income taxes) and surplus taxes of $125 million.

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FOURTH QUARTER AND FULL-YEAR SEGMENT RESULTS

INDIVIDUAL BUSINESS
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FOURTH QUARTER RESULTS: Individual Business operating earnings for the quarter increased 68% to $198 million, compared with $118 million in the prior year period. Operating earnings for the 1999 quarter were lower due to a one-time deferred acquisition cost (DAC) amortization adjustment related to the establishment of the Closed Block, which was created in connection with the company's demutualization. Total life insurance and annuity premiums and deposits increased 15% to $3.61 billion from $3.15 billion from the year-ago quarter. Total first year life insurance premiums and deposits were $265 million, up 47% from the fourth quarter of 1999. First year premiums and deposits for variable and universal life insurance products were $215 million, up 67% from the same period in 1999. Annuity deposits were $1.21 billion, up 4% over the prior year period. The Individual Business sales forces sold $1.18 billion in mutual funds, compared with $970 million in fourth quarter 1999. The Individual Business results reflect continued sales growth from the company's existing distribution channels, including contributions from GenAmerica Corporation, which MetLife acquired in January 2000.

Excluding the contributions from GenAmerica, total life insurance and annuity premiums and deposits for the quarter were down 2%, due primarily to a reduction in annuity deposits. Total first year life insurance premiums and deposits were up 18%. Total first year premiums and deposits for variable and universal life insurance products increased 30%. This increase includes the results of a customer retention exchange program. Excluding the exchange program, the increase was 2%. Annuity deposits fell 12% from the prior year period, due to continued customer concerns over volatile markets.

FULL YEAR RESULTS: Operating earnings increased 38% to $781 million, compared with $565 million in the prior year. Year over year, operating earnings increased as a result of the company's acquisition of GenAmerica, improvements in operating efficiency and solid increases in investment income. Operating return on equity for Individual Business increased to 8.7% from 7.1% in 1999. Total life insurance and annuity premiums and deposits increased 25% to $14.33 billion from $11.48 billion from the prior year. Total first year life insurance premiums and deposits were $864 million, up 33% from 1999. First year premiums and deposits for variable and universal life insurance products were $672 million, up 49% from 1999. Annuity deposits were $5.52 billion, up 21% over the prior year. The Individual Business sales forces sold $4.84 billion in mutual funds, compared with $3.85 billion in 1999.

Excluding GenAmerica, total life insurance and annuity premiums and deposits for the year were up 5%. Total first year life insurance premiums and deposits were up 16%. Total first year premiums and deposits for variable and universal life insurance products increased 30%. This increase includes the results of the exchange program cited previously. Excluding the exchange program the increase was 14%. Annuity deposits for year 2000 increased 2% from the prior year.

INSTITUTIONAL BUSINESS
----------------------
FOURTH QUARTER RESULTS: Institutional Business operating earnings were $163 million for the fourth quarter, up 23% from $132 million for the prior year period. Total premiums, fees and other revenues were up 29% to $2.14 billion from $1.66 billion reported in the fourth quarter of

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1999. Operating earnings from group life fell 27% versus the prior year period, due in part to less favorable mortality results. Non-medical health and other operating earnings increased 29% over the prior year period. Retirement and savings operating earnings more than doubled from the year-ago period, due to strong investment performances as well as more favorable mortality results. Premiums, fees and other revenues for the non-medical health and other category increased 31% to $681 million during the quarter from $518 million for the prior year period. Group life premiums, fees and other revenues increased 22% to $1.17 billion over the year-ago period.

FULL YEAR RESULTS: Institutional Business operating earnings were $610 million for 2000, up 4% from $585 million for 1999. A planned increase in spending to support future growth through technology and customer service improvements slightly dampened this year's earnings growth. Operating return on equity remained relatively unchanged at 16.0%, from 16.3% in 1999. Total premiums, fees and other revenues were up 22% to $8.12 billion from $6.66 billion reported in 1999. Operating earnings from group life increased 6% over the prior year while operating earnings from non-medical health and other increased 38% over the prior year. Retirement and savings operating earnings fell 12% from 1999 primarily as a result of increased investment in the infrastructure supporting the company's defined contribution business. Premiums, fees and other revenues for the non-medical health and other category increased 33% to $2.54 billion during 2000 from $1.91 billion for the prior year. Group life premiums, fees and other revenues increased 13% to $4.50 billion over the prior year.

AUTO & HOME
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FOURTH QUARTER RESULTS: MetLife's Auto & Home segment reported operating earnings of $37 million for the fourth quarter of 2000, compared with $20 million for the fourth quarter of 1999. More favorable claims experience in the company's homeowners insurance business offset less favorable claims experience in the auto insurance business.

FULL YEAR RESULTS: Operating earnings for MetLife Auto & Home decreased to $43 million in 2000 from $54 million in 1999. Higher catastrophe losses in 2000, coupled with costs associated with the integration of the St. Paul personal lines property and casualty business acquired in 1999, more than offset improvements in our investment results and strong bottom line growth in our group property and casualty business.

INTERNATIONAL
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FOURTH QUARTER RESULTS: Operating earnings from international operations were $3 million versus $13 million in the year-ago period. The decrease was due, in part, to lower investment income in Canada following the payout of demutualization benefits as well as the increased taxes to which the Canadian operations are now subject.

FULL YEAR RESULTS: International operating earnings were $25 million, up from $18 million in 1999.

REINSURANCE
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FOURTH QUARTER AND FULL YEAR RESULTS: Operating earnings from this business segment were $25 million for the quarter and $72 million for the full year. The company established a reinsurance segment in the first quarter of 2000 as a result of its acquisition of GenAmerica which resulted in the company's 58% ownership interest in Reinsurance Group of America (NYSE:RGA).

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ASSET MANAGEMENT
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FOURTH QUARTER RESULTS: Operating earnings for the asset management segment were
$3 million for the fourth quarter of 2000, down from $10 million in the year-ago period. On October 30, 2000, the company announced the completion of the sale of its 48% interest in Nvest, L.P. and Nvest Companies, L.P. to wholly-owned subsidiaries of CDC Asset Management. The company received $858 million in proceeds from the sale.

FULL YEAR RESULTS: Operating earnings for asset management decreased to $34 million from $51 million in 1999.

CORPORATE AND OTHER
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FOURTH QUARTER RESULTS: The corporate and other segment reported an operating loss of $29 million in the fourth quarter of 2000 versus operating income of $90 million in the year ago period. The change between the two quarters was due to the introduction of shareholder services costs and start-up costs related to MetLife's banking initiative, as well as the level of corporate expense allocations.

FULL YEAR RESULTS: Corporate and other operating earnings were $24 million in 2000, compared with adjusted operating earnings of $84 million during 1999. In addition to the shareholder services costs and start-up costs mentioned above, full year 2000 results also included additional interest expense related to the company's acquisition of GenAmerica. Adjusted 1999 operating earnings exclude the one-time charge of $317 million (net of income taxes) cited previously.

CORPORATE EVENTS

SHARE REPURCHASE
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For the quarter ended December 31, 2000, the company repurchased approximately
6.9 million shares of common stock at an aggregate cost of approximately $206 million through the MetLife Policyholder Trust and the company's share repurchase program. From April to December 31, 2000, the company has bought back approximately 26.1 million shares at an aggregate cost of approximately $613 million.

EARNINGS CONFERENCE CALL
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MetLife will hold a conference call later this morning from 11:00 a.m. to 12:00
p.m. (EST) to discuss the fourth quarter and year-end results. A Webcast of the call will be available over the Internet at either www.metlife.com (click on the "Investors Relations for MetLife, Inc." tab) or www.streetfusion.com. Those who want to listen to the call should go to the Web site at least fifteen minutes early to register, and download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 2:00 p.m. (EST) on Tuesday, February 13, 2001, until Monday, February 19, 2001, at 5:00 p.m. (EST). To listen to a replay of the conference call over the telephone, dial 1-888-790-3813 (domestic callers) or 1-815-639-8926 (international callers). To access the replay of the conference call over the Internet, visit the above-mentioned Web sites.

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MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

                                    # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (iv) catastrophe losses; (v) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (vi) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (vii) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (viii) adverse litigation or arbitration results and (ix) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of our Quarterly Financial Supplement, please visit our Web site (www.metlife.com).